As filed pursuant to Rule 424(b)(3)
                                      Registration No. 333-34333

Pricing Supplement No. 1047 dated October 29, 1998
(To Prospectus dated September 26, 1997 and
Prospectus Supplement dated October 21, 1997)

                         XEROX CORPORATION
                   Medium-Term Notes, Series E
            Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $250,000,000
Issue Price: $250,000,000 (100% of Principal Amount)
  (see below under "Agent")
Agent's Discount or Commission: None (see below under "Agent") Net proceeds to Company: $250,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): November 3, 1998
Maturity Date: November 5, 2001
Agent: Chase Securities Inc. ("Chase").
   Chase has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Chase.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/x/ Floating Rate (see Base Rate specified below)

    Base Rate: LIBOR

    Designated LIBOR Page: LIBOR-Telerate page 3750

    Index Maturity: 3-month LIBOR

    Initial Interest Rate: 5.59453% per annum

    Interest Payment Date(s): Quarterly on the 3rd of each February, May, August and November, commencing February 3, 1999; and at maturity.

    Interest Reset Period: Quarterly

    Interest Reset Date(s): Interest Payment Date(s)

    Spread (+/-): plus 0.375%

    Calculation Agent: Chase Securities Inc.

    Other terms: If an Interest Payment Date would otherwise be a day that is not both a Business Day and a Tokyo Payment Day, such Interest Payment Date shall be postponed to the next succeeding day that is both a Business Day and a Tokyo Payment Day. If the date of Maturity would otherwise be a day that is not both a Business Day and a Tokyo Payment Day, any payment of principal and interest required to be made on such date of Maturity shall be made on the next succeeding day that is both a Business Day and a Tokyo Payment Day with the same force and effect as if made on such date of Maturity, and no additional interest shall accrue as a result of any such delayed payment. The term "Tokyo Payment Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in Tokyo, Japan.

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    EARLY REDEMPTION AND/OR REPAYMENT; OPTIONAL EXTENSION
      OF MATURITY DATE AND RESETS; AND PAYMENT CURRENCY
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Early redemption at Company's option:
  /X/ No    / / Yes (see below)

Early repayment at Holder's option:
  /X/ No    / / Yes (see below)

Option to extend Maturity Date:
  /X/ No    / / Yes (see below)

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.